UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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VAXART, INC.

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Vaxart Files Preliminary Proxy Statement and Issues Open Letter to Shareholders

Company is Entering a Pivotal Phase to Demonstrate Value of its Unique Oral Vaccine Platform

Emphasizes Need for the Right Board Leadership at Critical Strategic Juncture

Encourages Shareholders to Visit Vote.Vaxart.com for Additional Information

SOUTH SAN FRANCISCO, Calif., May 19, 2026 -- Vaxart, Inc. (OTCQX: VXRT) (“Vaxart” or the “Company”), a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform, today announced that it has filed preliminary proxy materials with the Securities and Exchange Commission in connection with its upcoming Annual Meeting of Stockholders scheduled to be held on July 16, 2026.

In conjunction with the preliminary proxy filing, Vaxart issued an open letter to shareholders highlighting the Board’s urgent focus on realizing the market potential of the Company’s unique oral vaccine platform and creating value for all shareholders. The full text of the letter is as follows:

Dear Fellow Vaxart Shareholders:

Vaxart is entering a pivotal phase as we demonstrate the value of our unique oral vaccine platform and capitalize on our innovative scientific advancements. Ahead of our upcoming 2026 Annual Meeting of Stockholders, we will be seeking your vote to support our Board of Directors, enabling Vaxart to continue the important work underway. Over the last year, we have:

●	Made meaningful progress advancing our clinical roadmap;

●	Strengthened our near-term financial position to provide the runway to capture the potential upside from key upcoming milestones; and

●	Refreshed and enhanced our Board with the addition of Dr. James Breitmeyer, M.D., Ph.D., who brings more than 35 years of extensive clinical development, vaccine and regulatory experience.

While we are making significant progress, we understand there is more work to do. We are moving with urgency, and we are focused on proving that oral delivery is the future of vaccination. We are committed to disciplined execution to realize the market potential of our platform and the opportunities we believe lie ahead for our shareholders.

By contrast, a small group of dissident shareholders is seeking to disrupt our progress. In connection with our upcoming Annual Meeting, they have nominated three candidates to replace highly qualified and engaged directors on our Board. Your support will be critical to ensure we remain positioned for success and able to realize the value of your investment in Vaxart.

Driving Clinical and Operational Progress

We are strategically focusing our clinical development on areas where our Vector-Adjuvant-Antigen Standardized Technology (VAAST) platform can offer meaningful differentiation in areas that we believe have the potential to drive the greatest patient impact and commercial opportunity. The Board has prudently and deliberately positioned the Company with several potential catalysts for value creation.

●	COVID-19 – Platform Validation through Head-to-Head Comparison: Our Phase 2b COVID-19 trial, conducted in collaboration with the U.S. Biomedical Advanced Research and Development Authority (BARDA), is a cornerstone of our strategic roadmap. This trial is designed as a direct head-to-head evaluation of our oral pill vaccine candidate against a commercially available mRNA injectable booster. We believe this study has the potential to validate our technology and help redefine how vaccines are delivered.

The trial is fully enrolled with approximately 5,400 total participants across a 400-person sentinel cohort and an approximately 5,000-participant main cohort. We are working toward the release of 12-month safety data from the sentinel cohort in the second quarter of 2026. While this sentinel data is not powered for statistical significance on efficacy, it will provide critical directional insights ahead of the primary efficacy and safety readout from the 5,000-participant main cohort, which is currently anticipated in early 2027.

●	Norovirus – Advancing a Potential First-in-Class Solution: Our norovirus program represents a significant opportunity in an expanding market where no vaccine currently exists. We are actively evaluating how our next-generation bivalent product candidate performs against the most dominant and highly-contagious strains of norovirus, as well as other strains, while continuing to pursue partnership and external funding opportunities to support future clinical development activities and clinical trials.

●	Influenza – Proving Differentiation Against Market Leaders: We are continuing to develop our seasonal and avian influenza programs, which continue to serve as important proof points for our platform’s ability to compete with market-leading injectables. We previously reported positive data from a Phase 2 challenge study showing that our oral H1 influenza vaccine candidate was at least as protective as an approved market-leading injectable vaccine in humans. More recently, our avian influenza vaccine was found to be 100% protective in a robust preclinical model. These promising results demonstrate the potential of our platform for influenza, and more generally for virus protection. We are continuing to evaluate the next steps for this program.

These programs take time and resources, and our highly qualified Board and management team are pulling every lever to advance our programs as quickly as possible and transition toward a sustainable commercial model.

Extending Our Runway to Advance Our Mission

As a clinical-stage biotechnology company, it is essential that we have financial resources to advance our important efforts through their next major value-inflection points. Throughout the year, our Board and management team have taken decisive actions in an evolving regulatory and funding environment to secure those resources, optimize our cost structure and extend our operating horizon.

Key initiatives have significantly enhanced our financial resilience:

●	Ensuring Funding: In February 2025, BARDA issued a stop-work order for many of the vaccine programs it was supporting. Our CEO, Steven Lo, along with Vaxart management, went to Washington D.C. numerous times to advocate for our Company and our shareholders. Unlike many companies that never recovered from their stop-work orders[1], Vaxart was able to restore funding to continue our ongoing COVID-19 Phase 2b study by April 2025.

●	Entering Strategic Partnership Financing: Mr. Lo developed and finalized our strategic partnership with Dynavax (since acquired by Sanofi) in November 2025, which has provided Vaxart with non-dilutive cash in the near-term and the opportunity for additional payments as we hit key development milestones. This partnership also validates the promise of our oral vaccine program.

●	Operational Efficiency: We streamlined our footprint by relocating our headquarters and reducing fixed overhead expenses. These efforts, combined with a 21% workforce reduction implemented in 2025, have better aligned our internal resources with our highest-priority clinical programs.

●	Strategic Capital Access: We entered into a $25 million share purchase agreement, providing a flexible tool to bolster our balance sheet as needed to execute against our clinical milestones.

●	Strong Cash Position: We ended the first quarter of fiscal 2026 with approximately $61 million in cash resources. Based on our current projections, this provides a funded runway into the second quarter of 2027.

Your Board and management team are committed to taking the necessary actions to ensure we can advance programs in a challenging environment. While some of the actions we have already taken have been difficult – including raising dilutive financing and reducing our headcount – we believe they have been effective in keeping Vaxart on the path to success.

Due to the relentless efforts of our Board and management team, Vaxart has runway into the second quarter of 2027 and is positioned to reach key upcoming clinical milestones that, if positive, are expected to provide the Company with additional financial resources and create shareholder value.

Purpose-Built Leadership Overseeing Value Creation

This is an important time for Vaxart, and we believe it is critical to have the right people leading the charge, with the right experience and relationships with key government agencies and strategic partners we need to work with. To that end, Vaxart needs a Board and leadership team with the specific clinical, regulatory and operational experience and expertise required to navigate the intricacies of vaccine development in a challenging regulatory and financing environment. This is not a job for director candidates who lack this experience and expertise.

Our Board and management team are purpose-built to meet these demands. Our directors are industry veterans who have “been there, done that,” with strong track records of developing drugs, forging business relationships, and commercializing pharmaceutical solutions. Together, they bring scientific credibility and institutional knowledge that are essential to advancing our oral vaccine programs, navigating the complexity of the current regulatory environment and managing our financial position through critical stages of development.

[1]	Source: The 2025 Biotech Graveyard

The recent addition of Dr. Breitmeyer is a prime example of our commitment to high-level expertise. Dr. Breitmeyer brings over 35 years of directly applicable clinical and regulatory experience to our oversight efforts. We believe this specialized institutional knowledge is vital as we move through high-stakes clinical milestones, such as our Phase 2b COVID-19 trial, which require sophisticated execution and disciplined capital management.

Additionally, our leadership’s interests are directly aligned with shareholders. Our directors are meaningful shareholders, including our CEO, who personally holds more than 2.5 million shares and has never sold a single share. With holdings tied to Vaxart’s success, we are operating with a shared sense of urgency alongside all shareholders, to ensure that every strategic decision we make is designed to drive value.

Your Support at Our Upcoming Annual Meeting is Important – No Matter How Many Shares You Own

Our Annual Meeting has been scheduled for July 16, 2026. Your participation and vote at this year’s Annual Meeting will be especially important to ensure you can realize the value of your Vaxart investment.

While we continue executing on our strategic priorities and positioning Vaxart for shareholder value creation, a group of shareholders has nominated three candidates of their own to replace half of the highly qualified directors on our Board. Their nominees’ professional biographies show no public company experience, no clinical-stage pharmaceutical experience, no financial management experience, no capital markets experience, no regulatory experience, or any other experience that is relevant to our business.

Our Nominating and Governance Committee and Board reviewed their nominees and determined that none of them are qualified to join our Board in view of our established criteria for director candidates or otherwise. We believe replacing any of our highly qualified directors with these candidates, who do not have the qualifications to steward a public company or a clinical-stage biotechnology company, would be a value-destructive mistake.

We will be providing you with more information in the weeks ahead about how you can take action in connection with our Annual Meeting to realize the value of your investment in Vaxart.

A Clear Focus on Delivering for Shareholders

Our Board and management team are fully focused on the priorities that will drive value for shareholders. We strongly believe in the future of our Company and the ability of our oral vaccine programs to improve health outcomes and create shareholder value. With your support, we can capture the significant opportunities ahead.

Thank you for your continued support of Vaxart.

Sincerely,

The Vaxart Board of Directors

Shareholders are encouraged to visit Vote.Vaxart.com for additional information on Vaxart’s value creation strategy, its highly qualified Board of Directors and its Annual Meeting of Stockholders.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the Company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus, and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Cautionary Language Concerning Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” provisions created by those sections, that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this communication regarding Vaxart’s strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “anticipate,” “plan,” “target,” “seek,” “intend,” “may,” “predict,” “project,” “would,” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s ability to develop and commercialize its product candidates, including its vaccine booster products; Vaxart’s expectations regarding clinical results and trial data, and the timing of receiving and reporting such clinical results and trial data; Vaxart’s expected timing for future clinical trials; and Vaxart’s expectations with respect to the effectiveness of its product candidates; expectations regarding collaborations, including the collaboration with Dynavax; expectations regarding the pursuit of strategic partnerships and external funding opportunities for Vaxart’s programs; expectations regarding government funding; and expectations regarding Vaxart’s capital resources and funded runway. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates, and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart’s or its partners’ control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Vaxart may not be able to obtain, maintain, and enforce necessary patent and other intellectual property protection; that Vaxart’s capital resources may be inadequate; Vaxart’s ability to resolve pending legal matters; Vaxart’s ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks and uncertainties described in the “Risk Factors” sections of Vaxart’s most recent Annual Report on Form 10-K, including amendments thereto, and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. Vaxart undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Important Additional Information and Where to Find It

Vaxart intends to file a preliminary proxy statement and a white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for the 2026 Annual Meeting of Stockholders (the “Annual Meeting”). STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC IN CONNECTION WITH THE ANNUAL MEETING CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. Stockholders will be able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://investors.vaxart.com/financials-filings/sec-filings.

Participant Information

The Company, each of its directors (Steven Lo (President, Chief Executive Officer and Principal Executive Officer, and Director), Kevin P. Finney, Elaine J. Heron, Ph.D., W. Mark Watson, David Wheadon, M.D., and James B. Breitmeyer, M.D., Ph.D.) and four of its executive officers and employees in addition to Mr. Lo (Jeroen Grasman (Chief Financial Officer, Principal Financial Officer, and Principal Accounting Officer), Sean Tucker, Ph.D. (Senior Vice President and Chief Scientific Officer), Edward B. Berg (Senior Vice President and General Counsel), James Cummings, M.D. (Chief Medical Officer)) are deemed to be “participants” (as defined in Schedule 14A under the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Annual Meeting. Information about the names of the Company’s directors and officers, their respective interests in the Company by security holdings or otherwise, and their respective compensation is set forth in the sections entitled “Executive Officers,” “Election of Directors,” “Executive Compensation,” “Director Compensation,” and “Security Ownership of Certain Beneficial Owners and Management” in the Company’s Amendment No. 1 to the Annual Report on Form 10-K, filed with the SEC on April 30, 2026 (available here). Supplemental information regarding the participants’ holdings of the Company’s securities can be found in the Statement of Change in Ownership on Form 4 filed with the SEC on May 1, 2026 with respect to Dr. Breitmeyer, available here through the SEC’s website and the Company’s investor relations website.

Investor Contact

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(855) 264-1527

Media Contact

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Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449